Exhibit 33.1

Management’s Assessment on Compliance with SEC Regulation AB Criteria

Management of Hyundai Capital America (the Company) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of auto receivable backed security transactions issued on or after January 1, 2006 (the Platform), except for servicing criteria 1122(d)(1)(iii)-(iv), 1122(d)(2)(iv), 1122(d)(3)(iii)-(iv), 1122(d)(4)(ix)-(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform (the Applicable Servicing Criteria) as of and for the year ended December 31, 2015. With respect to Applicable Servicing Criterion 1122(d)(2)(iii), there were no activities performed during the year ended December 31, 2015 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.

With respect to servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv), management has engaged various vendors to perform the activities required by these servicing criteria. The Company’s management has determined that none of these vendors is considered a “Servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). Management has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria.

The Company’s management has assessed the Company’s compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2015. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

With respect to applicable servicing criterion 1122(d)(1)(v), the Company has assessed compliance for all transactions and securities in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria in accordance with the SEC Division of Corporation Finance’s Manual of Publicly Available Interpretations on Regulation AB and Related Rules, Interpretation 11.03, as applicable, for the entire assessment period as of and for the year ended December 31, 2015.

Based on such assessment, management believes that, as of and for the year ended December 31, 2015, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2015.

/s/ Sung Sik Kong
Sung Sik Kong Chief Financial Officer

March 18, 2016
Date

Appendix A:

Hyundai Auto Receivables Trust 2010-B

Hyundai Auto Receivables Trust 2011-A

Hyundai Auto Receivables Trust 2011-B

Hyundai Auto Receivables Trust 2011-C

Hyundai Auto Receivables Trust 2012-A

Hyundai Auto Receivables Trust 2012-B

Hyundai Auto Receivables Trust 2012-C

Hyundai Auto Receivables Trust 2013-A

Hyundai Auto Receivables Trust 2013-B

Hyundai Auto Receivables Trust 2013-C

Hyundai Auto Receivables Trust 2014-A

Hyundai Auto Receivables Trust 2014-B

Hyundai Auto Receivables Trust 2015-A

Hyundai Auto Receivables Trust 2015-B

Hyundai Auto Receivables Trust 2015-C